EXHIBIT 99.1


                  Susan B. Railey
                  For shareholders and securities brokers
                  (301) 468-3120
                  James T. Pastore
                  For news media
                  (202) 546-6451                     FOR IMMEDIATE RELEASE

         CRIIMI MAE REPORTS $4.3 MILLION IN NET INCOME IN FIRST QUARTER

Rockville, MD, May 12, 2003 - - CRIIMI MAE Inc. (NYSE: CMM) today reported net income to common shareholders in the first quarter of 2003 of $4.3 million or $0.28 per diluted share compared with a net loss of $6.8 million or $0.52 per diluted share for the same period in 2002.

                               Q1 2003 HIGHLIGHTS

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-   Completed previously announced recapitalization totaling $344 million, reducing recourse debt by $43 million and reducing the effective interest rate on recourse debt from 10.4% at December 31, 2002 to 5.9% at March 31, 2003
- Recognized a $7.3 million gain on extinguishment of debt, partially offset by $5.7 million of one-time expenses
-   Paid Series B, F and G preferred quarterly dividends for 2002 second quarter
- Shareholders' equity increased to $16.50 per diluted share from $16.32 per diluted share at year end 2002

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Barry Blattman, Chairman, President and Chief Executive Officer stated: "Our performance in the first quarter of 2003 reflects our efforts to streamline and enhance our processes and cost structure. With the recapitalization and the one time costs related to this transaction largely behind us, we are in a much stronger financial position to build on our experience in the CMBS market."

FINANCIAL RESULTS

Net Income
GAAP net income available to common shareholders was $4.3 million or 28 cents per diluted share for the three months ended March 31, 2003 which included a $7.3 million non-cash gain on extinguishment of debt, partially offset by $5.7 million of one-time expenses associated with the January 2003 recapitalization.

During the three months ended March 31, 2003, CRIIMI MAE reversed approximately $7.8 million of accrued extension fees related to the Company's recently retired recourse debt since the related extension fees were no longer payable. This gain on extinguishment of debt was partially offset by fees and expenses of approximately $450,000, resulting in a net gain on extinguishment of debt of $7.3 million.

Also in connection with the January 2003 recapitalization, the Company recognized approximately $2.6 million of one-time expenses related to severance and related benefit payments to the Company's former Chairman and former President, and accelerated vesting of certain of their outstanding stock options.

Net Interest Margin
CRIIMI MAE's net interest margin was $4.8 million for the three months ended March 31, 2003, including a one-time interest expense payment, compared to $8.7 million for the same period last year. Total interest expense decreased by $1.4 million primarily due to a lower average total debt balance during the first quarter of 2003 ($985 million) compared to 2002 ($1.0 billion) and a lower average effective interest rate on the total debt outstanding during the first quarter of 2003 (8.9%), including $3.1 million of one-time additional interest, compared to 2002 (9.2%). During the first quarter of 2003, CRIIMI MAE incurred $3.1 million of additional interest during the 45 day redemption notice period for its Series A and Series B Senior Secured Notes in addition to interest incurred on the new Bear Stearns and Brascan Real Estate Finance Fund ("BREF") debt during that same period. In addition, the decrease in interest expense was partially offset by approximately $971,000 of additional discount and deferred fees amortization expenses on the insured mortgage securities in the first quarter of 2003 compared to approximately $363,000 of additional amortization expenses in the first quarter of 2002.

Also contributing to the change in net interest margin was a decrease in interest income. The decrease in interest income of $5.3 million during the first quarter of 2003 compared to the same period in 2002 was primarily due to the reduction in the weighted average yield-to-maturity on the Company's CMBS, which resulted from increased loss estimates during 2002. In addition, interest income from insured mortgage securities decreased following significant prepayments of the underlying mortgage loans since March 2002.

Cash Information
As presented and discussed in the attached non-GAAP table, CRIIMI MAE's subordinated CMBS and other assets continue to generate significant cash. During the first quarter, the Company received cash of approximately $18.4 million from its assets, which includes approximately $16.7 million from its subordinated CMBS and $1.7 million from other assets, including $1.4 million received from the AIM Limited Partnerships and the insured mortgage securities. This cash, after payment of general and administrative expenses and transaction related expenses, was available for debt service on recourse and other debt, dividends, acquisitions and general working capital purposes.

Liquidity and Shareholders' Equity
As of March 31, 2003, CRIIMI MAE had total cash of approximately $11.5 million, including approximately $2.6 million of cash held by the Company's servicing subsidiary, CRIIMI MAE Services Limited Partnership ("CRIIMI MAE Services"). In addition, the Company had additional liquidity at March 31, 2003 comprised of $3.5 million in trading assets.

As of March 31, 2003, shareholders' equity was approximately $313.3 million or $16.50 per diluted share compared to approximately $291.7 million or $16.32 per diluted share at December 31, 2002.

CRIIMI MAE had 15,162,685 and 13,945,068 common shares outstanding as of March 31, 2003 and December 31, 2002, respectively. The increase in common shares subsequent to December 31, 2002 resulted primarily from the issuance of 1.2 million shares to BREF in connection with the Company's January 2003 recapitalization.

OPERATIONAL PROGRESS

CRIIMI MAE currently owns a significant portfolio of commercial mortgage-related assets and performs servicing functions on commercial mortgage loans totaling $16.9 billion as of March 31, 2003. To improve the performance of its CMBS and minimize the risk associated with these assets, the Company progressed on a number of initiatives during the first quarter of 2003.

Comprehensive Review and Re-Underwriting of Portfolio
CRIIMI MAE has initiated a significant review of the 3,200 loans underlying its CMBS portfolio by re-underwriting the loans with the goal of more effectively identifying and monitoring potential problem loans. To date, CRIIMI MAE has made significant progress and intends to complete the initial comprehensive re-underwriting by mid-2003.

Special Servicing Update
The total outstanding principal balance of loans and real estate owned in special servicing at March 31, 2003 was approximately $1.2 billion, or 6.8% of the aggregate $16.9 billion of mortgage loans underlying the Company's CMBS.

During the first quarter of 2003, mortgage loans totaling approximately $398.3 million were transferred into special servicing and CRIIMI MAE Services resolved approximately $48.5 million of mortgage loans through negotiated workouts, payoffs, sales or other strategies.

Hotel property mortgage loans account for $767.5 million, or 66% of the special servicing portfolio. Transfers of three large hotel loans aggregating approximately $236.3 million represent a significant portion of the increase in specially serviced loans during the first quarter of 2003. One of these loans totaling $129.8 million transferred into special servicing for a non-monetary default and another loan totaling approximately $80.7 million recently closed on a loan modification agreement that should return the loan to performing status in the near future.

Further progress was made during the first quarter of 2003 in negotiating workouts and other strategies for the hotel mortgage loans, which include:

- Sixteen loans with scheduled principal balances totaling $65.0 million, which were granted maturity date extensions, returned to performing status, and transferred out of special servicing in April
- Twenty-seven loans with scheduled principal balances totaling approximately $136.9 million are currently proceeding toward closing a comprehensive loan modification that should return the loans to performing status in the near future
- Five loans with scheduled principal balances totaling approximately $45.5 million for which a preliminary agreement has been reached on a consensual modification of the loan terms, with progress on a formal modification agreement that is expected to return the loans to performing status in 2003

As of April 30, 2003, specially serviced loans totaled approximately $1.1 billion, or 6.3% of the total mortgage loans underlying the Company's subordinated CMBS.

ACTIVE CAPITAL MANAGEMENT

Recapitalization
As previously announced on January 23, 2003, CRIIMI MAE completed a comprehensive $344 million recapitalization which included an investment by BREF of $14 million in common stock and the purchase of $30 million of 15% senior subordinated secured debt and a new secured financing totaling $300 million from a unit of Bear Stearns. This new financing strengthened the balance sheet and significantly reduced the overall effective interest rate of the Company's recourse debt from 10.4% as of December 31, 2003 to an average effective interest rate of 5.9% as of March 31, 2003.

NOLs
For the quarter ended March 31, 2003, the Company generated a net operating loss
(NOL) for income tax purposes of approximately $24.4 million. As of March 31, 2003, the Company's accumulated and unused NOL and remaining mark-to-market loss aggregated $338 million.

Unlike most other REITs, CRIIMI MAE is able to distribute or retain its net cash flows as a result of its NOL carry forwards. The Company may use its net cash flows after debt service for acquisitions, hedging activities, or general working capital purposes.

Payment of Preferred Dividends
On March 5, CRIIMI MAE declared dividends previously deferred for the second quarter of 2002 on its Series B, F and G Preferred Stock. Holders of record of Series B, F and G Preferred Stock on March 17, 2003 received $0.68 per Series B share, $0.30 per Series F share and $0.375 per Series G share in cash on March 31, 2003.

 OUTLOOK

"Our goal is to establish CRIIMI MAE as a leader in the commercial mortgage industry. Our strategy is to capitalize on our core strengths in real estate and mortgage finance and our underwriting and special servicing experience to structure and make mortgage-related investments and acquisitions which maximize the value of the Company's current and future assets, support liquidity and earn attractive returns. To achieve this goal, we will remain focused on leveraging our special servicing experience in connection with workouts and dispositions of mortgage loans underlying our existing subordinated CMBS and we are confident that our strategic focus will deliver improved financial performance and enhanced shareholder value," concluded Barry Blattman.

FIRST QUARTER CONFERENCE CALL AND ANNUAL SHAREHOLDERS MEETING

CRIIMI MAE will hold a conference call to discuss its first quarter earnings on May 12, 2003 at 2:00 pm EST. The conference call access number is (877) 852-7897. A replay of the call will be available through May 20 at (800) 642-1687, conference ID number 467282.

The Company's Annual Shareholders Meeting will be held on May 15, 2003 at the Doubletree Hotel in Rockville, Maryland. For those unable to attend, the meeting will be web cast live on the internet at www.criimimaeinc.com.

For further information about these events or the Company, see the Company's Web site: www.criimimaeinc.com. Shareholders and securities brokers should contact Shareholder Services at (301) 816-2300, e-mail shareholder@criimimaeinc.com, and news media should contact James Pastore, Pastore Communications Group LLC, at
(202) 546-6451, e-mail pastore@ix.netcom.com.

Note: Forward-looking statements or statements that contain the words "believe", "anticipate", "expect", "may" or similar expressions and projections contained in this release involve a variety of risks and uncertainties. These risks and uncertainties include whether the Company will be able to maximize the value of its existing assets, minimize the risk associated with its assets, establish itself as leader in the commercial mortgage industry, acquire new mortgage-related assets, improve financial performance or enhance shareholder value; the trends in the commercial real estate and CMBS markets; competitive pressures; the effect of future losses and impact of the timing and amount of master servicer advances made in connection with CMBS on the Company's cash flows and its need for liquidity; general economic conditions, restrictive covenants and other restrictions under the operative documents evidencing the Company's outstanding secured borrowings (including a repurchase agreement); results of operations, leverage, financial condition, business prospects and restrictions on business activities under the operative documents evidencing the Company's secured borrowings; the possibility that the Company's trader election may be challenged on the grounds that the Company is not in fact a trader in securities or that it is only a trader with respect to certain securities and that the Company will, therefore, not be able to mark-to-market its securities, or that it will be limited in its ability to recognize certain losses, resulting in an increase in shareholder distribution requirements with the possibility that the Company may not be able to make such distributions or maintain REIT status; the likelihood that mark-to-market losses will increase and decrease due to changes in the fair market value of the Company's trading assets, as well as the risks and uncertainties that are set forth from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002. Such statements are subject to these risks and uncertainties, which could cause actual results to differ materially from those projected. CRIIMI MAE assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                               -tables to follow-

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                         CRIIMI MAE INC.
                CONSOLIDATED STATEMENTS OF INCOME
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
                                                                   For the three months ended March 31,
                                                                        2003              2002
                                                                    --------------    -------------
       Interest income:
        CMBS                                                         $ 22,071,977     $ 25,536,385
        Insured mortgage securities                                     4,651,893        6,495,494
                                                                   --------------    -------------
        Total interest income                                          26,723,870       32,031,879
                                                                   --------------    -------------
      Interest and related expenses:
        Bear Stearns variable rate secured debt                         2,827,635                -
        BREF senior subordinated secured note                           1,051,099                -
        Exit variable-rate secured borrowing                              859,106        3,871,647
        Series A senior secured notes                                   2,130,722        2,964,409
        Series B senior secured notes                                   2,697,006        3,365,132
        Fixed-rate collateralized bond obligations-CMBS                 6,540,378        6,365,905
        Fixed-rate collateralized mortgage obligations-
             insured securities                                         5,560,140        6,494,540
        Other interest expense                                            236,423          244,582
                                                                   --------------    -------------
         Total interest expense                                        21,902,509       23,306,215
                                                                   --------------    -------------
       Net interest margin                                              4,821,361        8,725,664
                                                                   --------------    -------------
         General and administrative expenses                           (2,948,642)      (3,202,614)
        Depreciation and amortization                                    (173,290)        (239,976)
        Servicing revenue                                               2,124,561        2,763,536
        Servicing general and administrative expenses                  (2,230,971)      (2,491,094)
        Servicing amortization, depreciation and impairment expenses     (333,262)        (507,879)
        Income tax benefit                                                172,376           66,444
        Equity in earnings from investments                               128,268          114,304
        Other income, net                                                 343,176          844,903
        Net gains (losses) on mortgage security dispositions              188,210         (109,819)
        Hedging expense                                                  (352,322)         (89,758)
        BREF Maintenance fee                                             (371,311)               -
        Executive severance at recapitalization                        (2,616,978)               -
        Gain on extinguishment of debt                                  7,337,424                -
                                                                    --------------    -------------
                                                                        1,267,239       (2,851,953)
                                                                    --------------    -------------
        Net income before cumulative effect
              of change in accounting principle                         6,088,600        5,873,711

        Cumulative effect of adoption of SFAS 142                               -       (9,766,502)
                                                                    --------------    -------------
        Net income (loss) before dividends accrued
            or paid on preferred shares                                 6,088,600       (3,892,791)

        Dividends accrued or paid on preferred shares                  (1,826,059)      (2,935,190)
                                                                    --------------    -------------
        Net income (loss) to common shareholders                      $ 4,262,541     $ (6,827,981)
                                                                    ==============    =============
    ----------------------------------------------------------------------------
           FINANCIAL STATEMENT INCOME (LOSS) PER SHARE
Total Basic Income (Loss) per share - before cumulative
  effect of change in accounting principle                                $ 0.28           $  0.23
                                                                     ===========       ============
Total Basic Income (Loss) per share - after cumulative
  effect of change in accounting principle                                $ 0.28           $ (0.52)
                                                                     ===========       ============
Total Diluted Income (Loss) per share - before cumulative
  effect of change in accounting principle                                $ 0.28           $  0.22
                                                                     ===========       ============
Total Diluted Income (Loss) per share - after cumulative
  effect of change in accounting principle                                $ 0.28           $ (0.52)
                                                                     ===========       ============

Shares used in computing basic income (loss) per share                14,958,833        13,055,303
                                                                     ===========       ============

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

                       CRIIMI MAE INC.

------------------------------------------------------------------------------------------------------
                                                                   As of            As of
      Balance Sheet Data                                       Mar. 31, 2003     Dec. 31, 2002
-------------------------------------------------------------------------------------------------------
      CMBS and other MBS, at fair value                        $ 867,447,555     $ 867,228,243

      Insured mortgage securities, at fair value                 227,711,402       275,340,234

      Restricted and unrestricted cash (including CMSLP cash)     11,523,030        37,212,923

      Total assets                                             1,167,415,930     1,241,085,243

      Total recourse debt                                        330,000,000       375,952,338

      Total non recourse debt (match-funded and other debt)      505,823,199       546,039,226

      Shareholders' equity                                       313,343,863       291,661,090

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

                       CRIIMI MAE INC.

The table below, which is not presented in accordance with GAAP, is intended to provide a summary of cash available for debt service on recourse debt, dividends, acquisitions and general working capital purposes. We believe that this information better facilitates an evaluation of our cash available for debt service on recourse debt, dividends, acquisitions and general working capital purposes. We also believe the table is helpful in evaluating our operating performance and our ability to fund liquidity internally. The table below eliminates certain items which have the effect of reducing or increasing net income (loss) before changes in accounting principles and dividends, but have no impact on cash available to us. These items are attributable in large part to non-cash income statement items, which are included in our Consolidated Statement of Cash Flows, as well as GAAP net interest income or expense from our non-recourse match funded debt associated with the investment grade CMBS and our insured mortgage securities. In addition, we adjusted income provided by operating activities for cash distributions (which are a return of investment) received from the AIM Limited Partnerships, our insured mortgage securities and CMBS. The cash available for debt service on recourse debt, dividends, acquisitions and general working capital purposes presented below must first be used to service our recourse debt. Due to our NOL carryforward, we are able to retain our net cash, after debt service, for payments of dividends, acquisitions and general working capital purposes. The presentation of the financial measure addressed by the table below is consistent with that included in our Annual Report on Form 10-K for the year ended December 31, 2002.

---------------------------------------------------------------------------------------------------
                                                                   Quarter Ended     Quarter Ended
                                                                     March 31,       Decmber 31,
                                                                       2003              2002
                                                                  --------------    -------------
($ in millions)
GAAP net income (loss) before changes in accounting principles and
  preferred stock dividends                                               $ 6.1          $ (32.9)
Adjustments:
  Interest expense on recourse and other debt (1)                           9.8 (2)         10.2
  Net interest (income) expense from match-funded assets and liabilities    0.9              1.6
  Depreciation and amortization                                             0.2              0.2
  Impairment on CMBS                                                          -             35.2
  Equity in (income) losses from investments                               (0.1)             0.4
  Hedging expense                                                           0.4              0.4
  Net (gains) losses on mortgage security dispositions                     (0.2)             0.4
  Adjustment of subordinated CMBS GAAP interest income
    to cash received (3)                                                    1.2             (0.2)
  Servicing operations, net (including servicing
    restructuring expenses) (4)                                             0.4              0.1
  Accelerated vesting of stock options                                      0.5                -
  Gain on extinguishment of debt (non-cash portion)                        (7.8)               -
  Gain on sales of servicing rights and investment-grade CMBS (4)             -             (0.3)
                                                                   -------------     ------------
Income provided by operating activities                                    11.4 (5)         15.1

Cash distributions received from AIM Limited Partnerships                   0.8              0.8
Net cash received from insured mortgage securities                          0.6              0.8
                                                                   --------------    ------------
Cash available for debt service on recourse debt,
  dividends, acquisitions and general working capital purposes           $ 12.8           $ 16.7
                                                                   ==============    ============
Uses of cash:
   Principal payments on recourse and other debt                         $ (2.4)          $ (8.6)
   Interest payments on recourse and other debt                            (9.8)(2)         (9.9)(6)
   Dividend payments on preferred shares                                   (1.8)               -
                                                                   --------------    ------------
                                                                        $ (14.0)         $ (18.5)
                                                                   ==============    ============

(1) This amount includes the accreting interest on the Series B Senior Secured Notes and the interest expense related to accrued extension fees (through January 23, 2003 as the Exit Debt was paid off in the quarter ended
     March 31, 2003).
(2) This amount includes approximately $3.1 million of additional interest paid during the 45 day redemption notice period on the Series A Senior Secured Notes and the Series B Senior Secured Notes.
(3) We received approximately $16.7 million and $17.0 million of cash from our subordinated CMBS during the quarter ended March 31, 2003 and December 31, 2002, respectively.
(4) The results of CMSLP are excluded since CMSLP's cash was not used to service our recourse and other debt or pay dividends. Except for the cash that CMSLP provided in connection with the January 2003 recapitalization, CMSLP retained its cash flows to fund its operations.
(5)  The results for the quarter ended March 31, 2003 include approximately
     $2.1 million of executive severance. In addition, we paid approximately $450,000 in a breakage fee and legal fees in connection with the repayment of the Exit Debt, which is reflected as a reduction to the gain on extinguishment of debt in our Consolidated Statement of Income.
(6) This amount includes the semi annual interest payment on the Series B Senior Secured Notes.
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